UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2021

Tarsus Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39614	81-4717861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15440 Laguna Canyon Road, Suite 160

Irvine, California 92618

(Address of principal executive offices, including zip code)

(949) 409-9820

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	TARS	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2021, the Board of Directors (the “Board”) of Tarsus Pharmaceuticals, Inc. (the “Company”), upon the recommendation of its Nominating and Corporate Governance Committee, appointed Rosemary A. Crane to the Board, effective immediately. Ms. Crane will serve as a Class II director with a term expiring at the Company’s 2022 annual meeting of stockholders or until her successor is duly elected and qualified. The Board determined that Ms. Crane is independent under the listing standards of The Nasdaq Stock Market. Further, effective immediately, the Board appointed Ms. Crane to serve as Chair of the Audit Committee of the Board.

As a non-employee director, Ms. Crane will receive cash and equity compensation paid by the Company pursuant to its non-employee director compensation policy, which includes an initial grant of an option to purchase 20,000 shares of the Company’s common stock. There are no arrangements or understandings between Ms. Crane and any other person pursuant to which Ms. Crane was selected as a director, and there are no transactions between Ms. Crane and the Company that would require disclosure under Item 404(a) of Regulation S-K. In addition, the Company has entered into an indemnification agreement with Ms. Crane in connection with her appointment to the Board, which is in substantially the same form as that entered into with the other directors of the Company.

Following the appointment of Ms. Crane, the Company’s Class II directors consist of Ms. Crane, Michael Ackermann, Ph.D. and Bobak Azamian, M.D., Ph.D.

A copy of the press release issued by the Company announcing Ms. Crane’s appointment is furnished as Exhibit 99.1 hereto.

Additionally, on August 10, 2021, Jason Tester, a member of the Company’s Board and Chair of the Audit Committee of the Board, resigned from the Board and the Audit Committee of the Board effective immediately prior to Ms. Crane’s appointment and the Board thanks him for his service. Mr. Tester’s resignation did not result from any disagreement with Company on any matter relating the Company’s operations, policies, or practices.

Also, on August 11, 2021, the Board authorized and established the Science and Technology Committee to oversee science and technology matters of the Company, focused on external and internal innovation and pipeline opportunities. The Board appointed Ms. Crane to serve as Chair of the Science and Technology Committee, and appointed Dr. Ackermann and Andrew Goldberg, M.D. to serve as committee members.

Further, the Board has appointed Wendy Yarno, a member of the Company’s Board, as Chair of the Compensation Committee, effective immediately. Dr. Goldberg will move from serving on the Compensation Committee to the Science and Technology Committee as noted above. Dr. Ackermann and William J. Link, Ph.D. will continue to serve on the Compensation Committee, together with Ms. Yarno.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Amended Registration Statement on Form S-1 (File No. 333-249076) filed with the Securities and Exchange Commission on October 9, 2020).

99.1	Press Release issued by the Company on August 12, 2021 announcing the appointment of Ms. Crane to the Board of Directors.

104	Cover Page Interactive Data File (embedded within XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 12, 2021

Tarsus Pharmaceuticals, Inc.

By:	/s/ Bobak Azamian
Bobak Azamian, M.D., Ph.D.
President and Chief Executive Officer